Exhibit 99.4

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated balance sheet and statements of operations give effect to the acquisition of Silicon Energy Corp. (Silicon), which was completed on March 4, 2003. The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values contained herein are preliminary in nature and are likely to change as management completes its assessment and independent appraisers complete their valuation of intangible assets. Such preliminary estimates of fair values of the assets and liabilities of Silicon have been consolidated with the recorded values of the assets and liabilities of Itron, Inc. and subsidiaries (Itron) in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the acquisition of Silicon as if it had occurred on September 30, 2002. The two unaudited pro forma condensed statements of operations reflect the condensed consolidated results of operations of Itron and Silicon for the year ended December 31, 2001 and the nine month period ended September 30, 2002, in both cases as if the acquisition had occurred on January 1, 2001.

The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Itron and Silicon been a consolidated company during the specified periods. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of Itron and Silicon.

Itron, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2002

(in thousands)

	Historical Itron	Historical Silicon	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$38,383	$4,570	$(21,200)	(1)	$21,753
Accounts receivable, net	47,581	2,706	—		50,287
Inventories	19,334	—	—		19,334
Other current assets	7,603	1,953	(809)	(2a)	8,747

Total current assets	112,901	9,229	(22,009)		100,121

Property, plant and equipment, net	28,945	1,738	(636)	(2b)	30,047
Equipment used in outsourcing, net	11,908	—	—		11,908
Intangible assets, net	10,281	1,356	14,944	(2c)	26,581
Goodwill	32,870	660	44,975	(2d)	78,505
Other long-term assets	32,901	175	9,084	(2e)	42,160

Total assets	$229,806	$13,158	$46,358		$289,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$23,195	$2,238	$(437)	(2f)	$26,266
			1,270	(3)
Wages and benefits payable	13,424	1,297	(50)	(2g)	16,646
			1,975	(4)
Short-term debt	—	4,374	(4,374)	(2h)	12,500
			12,500	(5)
Other current liabilities	11,740	5,021	(1,502)	(2i)	15,259

Total current liabilities	48,359	12,930	9,382		70,671

Long term debt	4,939	9	37,500	(5)	42,448
Other long-term liabilities	16,798	550	345	(2j)	17,693

Redeemable convertible preferred stock	—	52,482	(52,482)	(6)	—

Shareholders’ equity/(deficit)	159,710	(52,813)	52,813	(6)	158,510
			(1,200)	(2k)

Total liabilities and shareholders’ equity	$229,806	$13,158	$46,358		$289,322

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Itron, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2002

(in thousands, except per share data)

	Historical Itron	Historical Silicon	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$207,571	$12,195	$(6)	(7)	$219,760
Cost of revenues	112,084	5,883	(294)	(8)	117,673

Gross profit	95,487	6,312	288		102,087
Operating expenses:
Sales and marketing	23,436	7,846	(217)	(8)	31,065
Product development	27,858	4,113	(173)	(8)	31,798
General and administrative	16,272	2,607	(81)	(8)	18,798
Amortization of intangibles	1,552	382	2,576	(9)	4,510
In-process research & development	7,200	—	—		7,200

Total operating expenses	76,318	14,948	2,105		93,371

Operating income/(loss)	19,169	(8,636)	(1,817)		8,716

Other income/(expense), net	68	(299)	(1,265)	(10)	(1,496)

Income/(loss) before income taxes	19,237	(8,935)	(3,082)		7,220
Income tax (provision)/benefit	(9,914)	—	4,362	(11)	(5,552)

Net income/(loss)	$9,323	$(8,935)	$1,280		$1,668

Dividend to preferred stock shareholders	—	(2,435)	2,435	(12)	—

Net income/(loss) available to common shareholders	$9,323	$(11,370)	$3,715		$1,668

Basic net income per common share	$.49				$.09
Diluted net income per common share	$.45				$.08

Weighted average shares used to compute net income per common share
Basic	18,955				18,955
Diluted	21,247				20,675

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Itron, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2001

(in thousands, except per share data)

	Historical Itron	Historical Silicon	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$225,555	$20,357	$(6)	(7)	$245,906
Cost of revenues	127,696	6,883	(201)	(8)	134,378

Gross profit	97,859	13,474	195		111,528
Operating expenses:
Sales and marketing	26,523	16,361	(324)	(8)	42,560
Product development	30,000	9,589	(299)	(8)	39,290
General and administrative	15,209	5,674	(92)	(8)	20,791
Amortization of intangibles	1,486	774	4,604	(9)	6,864
In-process research & development	—	—	—		—
Other	(1,219)	—	—		(1,219)

Total operating expenses	71,999	32,398	3,889		108,286

Operating income/(loss)	25,860	(18,924)	(3,694)		3,242

Other income/(expense), net	(4,494)	593	(2,701)	(10)	(6,602)

Income/(loss) before income taxes	21,366	(18,331)	(6,395)		(3,360)
Income tax (provision)/benefit	(7,916)	—	9,210	(11)	1,294

Net income/(loss)	$13,450	$(18,331)	$2,815		$(2,066)

Dividend to preferred stock shareholders	—	(3,247)	3,247	(12)	—

Net income/(loss) available to common shareholders	$13,450	$(21,578)	$6,062		$(2,066)

Basic net income/(loss) per common share	$.86				$(0.13)
Diluted net income/(loss) per common share	$.75				$(0.13)

Weighted average shares used to compute net income per common share
Basic	15,639				15,639
Diluted	18,834				15,639

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1: Purchase Price

On March 4, 2003, Itron acquired Silicon for $71.2 million, plus other amounts (see below), of which Itron financed $50 million with a three year term loan. The interest on the term loan at closing was 3.8125% and will vary according to market rates and the Company’s consolidated leverage ratio. The amount of consideration is subject to a working capital adjustment that will be finalized within 45 days from closing. At closing, no working capital adjustment was deemed necessary. If a working capital adjustment is required, the amount of considerations will be adjusted accordingly.

The unaudited condensed consolidated financial information reflects a preliminary allocation of the purchase price and represents Itron’s expectations of the significant tangible and intangible assets and liabilities that will be recognized in connection with the acquisition. The estimated fair values of the assets and liabilities are preliminary and are subject to future adjustments. The significant items which could change are intangible assets, deferred tax assets and goodwill. The valuations of the intangible assets are dependent on a report by an independent appraiser that has not yet been finalized. Deferred tax assets are subject to the completion of a tax study.

The preliminary purchase price, which includes estimated direct transaction costs and other consideration, is summarized as follows (in thousands):

Cash paid	$71,200
Initial net working capital adjustment	—
Additional consideration paid to Silicon employees	1,975
Estimated direct transaction costs	1,270

Total	$74,445

For pro forma purposes only, assuming the transaction was consummated on September 30, 2002 and not on the actual closing date of March 4, 2003, the preliminary allocation of the purchase price would be as follows (in thousands):

Net current assets and liabilities	$1,853
Property, plant and equipment	1,102
Other long-term assets	9,259
Intangible assets	17,500
Goodwill	45,635
Other long-term liabilities	(904)

Net assets acquired	$74,445

The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill.

Preliminary intangible assets are comprised of the following (in thousands):

		Weighted Average Useful Life (in months)
In-process research and development	$1,200	NA
Core developed technology	5,900	27
Customer relationships	3,400	33
Customer backlog	2,500	14
Trademarks and trade names	2,200	40
Partner relationships	1,200	13
Maintenance contracts renewals	1,100	34

Total intangible assets	$17,500

The preliminary values assigned to the identifiable intangible assets were determined using the income approach by an independent appraiser. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products.

In-process research and development was written off to expense immediately after closing on March 4, 2003 (See Note 3). Other intangible assets will be amortized over the lives of the estimated discounted cash flows assumed in the valuation models.

The pro forma condensed consolidated financial information is intended for information purposes only, and does not purport to represent what the combined companies’ results of operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period.

Note 2 – Pro Forma Adjustments

The following adjustments are reflected in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations to reflect the estimated impact of the merger on the historical combined results of Itron and Silicon:

1.	To record the purchase price cash payment.

2.	The following pro forma adjustments reflect the allocation of the excess purchase price to the assets and liabilities of Silicon. The adjustments reflect the difference between the book value and fair value of the acquired assets and liabilities assuming the acquisition was consummated on September 30, 2002 (in thousands).

Total consideration	$74,445
Book value of Silicon	(331)

Excess consideration	$74,776

The excess purchase price has been allocated as follows (in thousands):

a.	Prepaid expenses	$(809)

b.	Property, plant and equipment fair value adjustment	(636)

c.	Acquired intangible assets	16,300
	Eliminate Silicon’s intangible assets	(1,356)

	Total intangible assets, net	14,944

d.	Goodwill	45,635
	Eliminate Silicon’s goodwill	(660)

	Total goodwill	44,975

e.	Deferred tax asset—long-term	9,084

f.	Fair value adjustment to decrease accrued expenses	437

g.	Remove accrual eliminated at acquisition	50

h.	Elimination of Silicon short-term debt	4,374

i.	Deferred revenue estimated fair value adjustment	1,502

j.	Other long-term obligations fair value adjustment	(345)

k.	In-process research and development	1,200
	Excess consideration	$74,776

3.	To accrue for estimated transaction costs.

4.	To accrue for compensation payable.

5.	To record the debt incurred to facilitate acquisition.

6.	To eliminate Silicon’s shareholders’ equity and redeemable preferred stock.

7.	To eliminate intercompany transactions between Silicon and Itron.

8.	To adjust depreciation expense using the straight-line method over a range of three to five years assuming the estimated fair values of Silicon’s property, plant and equipment at January 1, 2001.

9.	To adjust amortization of amortizable intangible assets acquired based on estimated fair market value using the estimated lives defined above in Note 1.

10.	To eliminate interest expense on the Silicon line of credit that was paid in full at closing and to add the interest expense related to the debt incurred to facilitate the acquisition.

11.	To record the tax (provision) benefit impact of Silicon and related pro forma adjustments at Itron’s statutory tax rate of 38.5%.

12.	To remove the accrual of dividends related to redeemable convertible preferred stock that was eliminated upon acquisition.

Note 3 – In-Process Research and Development

As of March 4, 2003, Silicon was in the process of developing a new software product that had not yet reached technological feasibility. This project has been classified as in-process research and development. The fair value is estimated to be $1.2 million with estimated cost to complete of $760,000, substantially all of which will be completed in 2003.

The material risks associated with the successful completion of the in-process technology are associated with Itron’s ability to successfully finish the development of the software. Itron expects to benefit from the in-process project as the individual products that contain the in-process technology are marketed and sold to end users. The release dates for each of the products incorporating the in-process technologies are varied. The fair value of the in-process research and development was determined using the income approach. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the in-process research and development, if successful.

The projected cash flows were discounted to approximate fair value. The discount rate applicable to the cash flows of the project reflects the stage of completion and other risks inherent in the project. The discount rate used in the valuation of in-process research and development was 29 percent.

Note 4 – Goodwill Amortization

Under Financial Accounting Standards Board’s Statement No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill is no longer amortized but is subject to annual impairment tests. SFAS No. 142 was applicable for all acquisitions consummated after June 30, 2001. Effective January 1, 2002, Itron adopted SFAS No. 142. The pro forma statement of operations for the year ended December 31, 2001 assumes the acquisition took place on January 1, 2001, prior to the applicability of SFAS No. 142. However, this unaudited combined condensed pro forma statement of operations does not include the amortization of goodwill related to the acquisition of Silicon as such amortization would be an expense that is not expected to have a continuing impact on our financial statements. If we had amortized goodwill in fiscal year 2001, the amortization expense would have been approximately $225,000, assuming a 20 year life.